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                                                                    Exhibit 23.4


September 9, 2002

Cooper Industries, Inc.
600 Travis, Suite 5800
Houston, Texas 77002-1001

Ladies and Gentlemen:

We hereby consent to the incorporation by reference in the Registration Statements pertaining to the offer by Cooper Industries, Inc. (the "Company") of up to $500 million aggregate principal amount debt securities and the guarantee of such debt securities by Cooper Industries, Ltd. of the reference to an analysis, which our firm assisted with, concerning the contingent liability exposure of the Company for certain asbestos-related claims, under "Item 3. Legal Proceedings" and "Item 7. Management's Discussion and Analysis of Financial Condition and Results of Operations - Critical Accounting Policies and Estimates" included in the Company's Annual Report on Form 10-K for the year ended December 31, 2001, and in Note 3 to its consolidated financial statements for the year ended December 31, 2001.

Sincerely,

/s/ Charles E. Bates, CEO

BATES WHITE BALLENTINE